Exhibit 3.3


                             Melville Corporation

                       Meeting of the Board of Directors

                                October 9, 1996


                             Amendments to Bylaws

            RESOLVED, that Article II, Section 1 of the Corporation's by-laws is hereby amended to read in its entirety as follows:

                  "Section 1.  NUMBER OF DIRECTORS.  The number of directors of the Corporation shall be thirteen."

            RESOLVED, that the first paragraph of Article IV, Section 1 of the Corporation's by-laws is hereby amended to read in its entirety as follows:

                  "Section 1.  TITLES AND TERMS OF OFFICE.  The executive
            officers of the corporation shall be the Chairman of the Board of Directors and a Vice Chairman, each of whom shall be a member of the Board of Directors, and may include a President, such number of Executive Vice Presidents, Senior Vice Presidents and/or Vice Presidents, a Controller, a Treasurer and/or a Secretary, as the Board of Directors shall determine, all of whom shall be chosen by the Board of Directors."

            RESOLVED, that Article IV, Section 3 of the Corporation's by-laws is hereby amended to read in its entirety as follows:

                  "Section 3.  VICE CHAIRMAN.  The Vice Chairman shall have
            such authority and perform such duties as the Board of Directors, the Executive Committee, or the Chairman of the Board of Directors may from time to time determine. In the event that at any time no President of the Corporation is in office, all powers of the President shall vest in the Vice Chairman and the Vice Chairman may exercise all powers of the President set forth in these by-laws."

            RESOLVED, that Article IV, Section 4 of the Corporation's by-laws is hereby amended to read in its entirety as follows:

                  "Section 4.  PRESIDENT.  The President, if any, shall have such authority and shall perform such duties as the Board of Directors, the Executive Committee, or the Chairman of the Board of Directors may from time to time determine. He shall exercise the powers of the Chairman of the Board of Directors during his absence or inability to act."

            RESOLVED, that Article IV, Section 7 of the Corporation's by-laws is hereby amended to read in its entirety as follows:

                  "Section 7.  PRINCIPAL ACCOUNTING OFFICER.  A Controller or
            other officer designated by the Board of Directors shall be the principal accounting officer and subject to the direction of the principal financial officer, he shall have supervision over all the accounts and account books of the corporation. He shall have such other powers and perform such other duties as from time to time may be assigned to him by the principal financial officer, and shall exercise the powers of the principal financial officer during his absence or inability to act."